Exhibit 99.1

AEGERION PHARMACEUTICALS ANNOUNCES

FOURTH-QUARTER AND FULL-YEAR 2013

FINANCIAL RESULTS

- Company achieves 2013 net product sales of $48.5 million

- 2014 net product sales expected to be between $190 and $210 million

- Cash flow positive operations anticipated in the second half of 2014

Cambridge, MA, February 26, 2014 - Aegerion Pharmaceuticals, Inc. (NASDAQ: AEGR), a biopharmaceutical company dedicated to the development and commercialization of innovative therapies for patients with debilitating rare diseases, announced its financial results and business highlights for the fourth-quarter and full-year of 2013.

Highlights

•	Aegerion achieved $24.5 million in net product sales in the fourth-quarter and $48.5 million in the full-year of 2013.

•	Data from the Company’s Phase 3 extension study of lomitapide were presented in a poster presentation at the American Heart Association Scientific Sessions on November 18.

•	In January 2014, the Mexican Federal Commission for the Protection against Sanitary Risk (COFEPRIS) granted marketing authorization for lomitapide in Mexico as an adjunctive treatment for adult HoFH patients.

•	In February 2014, Health Canada granted a Notice of Compliance (NOC) approving marketing of lomitapide in Canada as an adjunctive treatment for adult HoFH patients.

•	The Company expects to achieve between $190 million and $210 million of net product sales in 2014; and anticipates reaching cash-flow positive operations in the second half of the year.

“2013 was an important year for Aegerion as we set out on our mission to deliver lomitapide to HoFH patients in need,” said Marc D. Beer, Chief Executive Officer. “We made significant progress in laying the tracks for a successful global commercialization. The substantial expansion of our U.S. customer-facing organization is largely now complete. We expect this initiative to have a long-term impact on our business by extending our physician reach, with capability to show significant leverage in the future.”

“We are executing on our plans for global expansion with marketing approvals of lomitapide in Mexico and Canada as recent examples,” said Martha Carter, Chief Regulatory Officer. “Our team is actively pursuing our goal to bring lomitapide to HoFH patients in need in key countries globally, and continues to make substantial progress on that front.”

Financial Results

Net product sales for the fourth-quarter ended December 31, 2013 were $24.5 million. For the full-year of 2013, net product sales totaled $48.5 million. We ended 2013 with over 430 net revenue U.S. patients on therapy, and 37 ex-U.S. net revenue patients on therapy. 87% of our net product sales in 2013 were from our United States business, while 13% came from ex-U.S. countries, primarily driven by named patient sales in Brazil, and typically including multiple months of therapy. The Company expects net product sales from named patient sales to fluctuate quarter-over-quarter, and those sales could in any quarter be a smaller percentage of total net product sales than reported in 2013.

For the fourth-quarter ended December 31, 2013, GAAP net loss was $13.9 million, or $0.47 per share, compared with a GAAP net loss of $21.8 million, or $0.86 per share, for the same period in 2012. For the full-year ended December 31, 2013, GAAP net loss was $63.4 million, or $2.19 per share, compared with a GAAP net loss of $62.3 million, or $2.64 per share, for the same period in 2012.

Aegerion’s non-GAAP operating results are GAAP operating results adjusted for the impact of stock-based compensation. A full reconciliation of GAAP to non-GAAP financial results is included later in this press release.

For the fourth-quarter ended December 31, 2013, non-GAAP net loss, which excludes stock-based compensation, was $4.0 million, or $0.14 per share, compared with a non-GAAP net loss of $18.0 million, or $0.71 per share, for the same period in 2012. For the full-year ended December 31, 2013, non-GAAP net loss was $35.7 million, or $1.24 per share, compared with a non-GAAP net loss of $50.5 million, or $2.14 per share, for the same period in 2012.

Selling, general and administrative expenses were $27.2 million for the quarter ended December 31, 2013, compared to $13.1 million for the same period in 2012. Selling, general and administrative expenses were $76.1 million for the full-year ended December 31, 2013, compared to $34.1 million for the same period in 2012. The increase in selling, general and administrative expenses in the fourth-quarter and full-year of 2013 over the comparable periods in 2012 was primarily related to increased headcount in both selling and administrative functions as well as outside services required to support the commercial launch of JUXTAPID and our global expansion.

Research and development expenses were $8.5 million for the quarter ended December 31, 2013, compared to $8.6 million for the same period in 2012. Research and development expenses were $29.8 million for the year ended December 31, 2013, compared to $25.2 million for the same period in 2012. The increase in research and development expenses in the full-year of 2013 over the comparable period in 2012 was primarily related to increased employee costs related to the Company’s medical affairs and international regulatory activities, as well as increased clinical development expenses in connection with clinical work to support a potential marketing authorization application for JUXTAPID in Japanese HoFH patients, partially offset by a decrease in manufacturing costs that were expensed in 2012 prior to FDA approval and are now being capitalized as inventory.

Cash, cash equivalents and marketable securities totaled $126.2 million as of December 31, 2013, compared to $82.2 million as of December 31, 2012 and $126.2 million as of September 30, 2013.

2014 Financial Guidance

Aegerion confirmed the following previously stated financial guidance:

•	Aegerion expects global net product sales of between $190 million and $210 million for FY 2014.

•	Aegerion expects total operating expenses, excluding stock-based compensation, of between $145 and $155 million for FY 2014. The Company expects GAAP operating expenses in 2014, including stock-based compensation, to be between $185 and $195 million.

Conference Call Details

Aegerion will hold a conference call to discuss its financial results, business highlights and outlook today, Wednesday, February 26, 2014 at 8:30 a.m. EST. In addition, the Company will answer questions concerning business and financial developments and trends, and other matters affecting the Company, some of the responses to which may contain information that has not been previously disclosed.

To listen to the conference call, dial (866) 516-3002 (international callers dial (760) 298-5082). In addition, the presentation will be webcast live, and may be accessed for up to 30 days following the call, by visiting the “Investors” section of Aegerion’s website, www.aegerion.com. An accompanying slide presentation also can be accessed via the “Investors” section of the Aegerion website.

About Aegerion Pharmaceuticals

Aegerion Pharmaceuticals is a biopharmaceutical company dedicated to the development and commercialization of innovative therapies for patients with debilitating rare diseases. For more information about the company, please visit www.aegerion.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the commercial opportunity for lomitapide; planned expansion and activities outside the

U.S., and expectations as to future financial results, including operating expenses and net product sales. These forward-looking statements are neither promises nor guarantees of future performance, and are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other factors: the risk that market acceptance of lomitapide in the U.S. may not continue at the levels we expect and may be lower outside the U.S. than we expect; the risk that the conversion of prescriptions for lomitapide into patients on therapy may be lower than we expect; the risk that the actual number of patients with HoFH may be lower than our estimates; the risk that the restrictions imposed by the regulatory authorities or the side effect profile or the impact of competitive products may limit the potential of lomitapide; the risk that private or government payers may impose restrictions that hinder reimbursement; the risk that named patient sales in Brazil and other key countries outside the U.S. may not be at the levels we expect, or that orders for named patient sales may be delayed, including as a result of government actions, economic pressures or political unrest; the risk that we do not obtain requisite pricing and reimbursement approvals in the key countries of the EU and in other countries outside the U.S. where lomitapide is approved at acceptable levels and without significant limitations; the risk that regulatory authorities in new markets may not be satisfied with the efficacy or safety profile of lomitapide or our proposed risk management plan, and may not approve lomitapide on a timely basis, or at all or that regulatory authorities impose significant restrictions on approval; the risk that the ongoing government investigation of our activities may negatively impact our future business or results of operation; the risk that technical hurdles or regulatory authorities may delay initiation of future clinical trials; the risk of unexpected results in use of our commercial product or during our additional nonclinical or clinical development work with lomitapide; the risk of unexpected manufacturing issues affecting future supply; the risk that any of the foregoing may cause product sales revenue to be lower than we expect, or that we may incur unanticipated expenses in connection with our activities; and the other risks inherent in commercialization, drug development and the regulatory approval process.

For additional disclosure regarding these and other risks we face, see the disclosure contained in the “Risk Factors” section of Aegerion’s Quarterly Report on Form 10-Q filed on November 8, 2013, and our other public filings with the Securities and Exchange Commission, available on the SEC’s website at http://www.sec.gov. We undertake no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.

CONTACT:

Aegerion Pharmaceuticals, Inc.

Amanda Murphy

Manager, Investor Relations & Public Relations

(857) 242-5024

amurphy@aegerion.com

Aegerion Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In 000s)	2013	2012	2013	2012
Net product sales	$24,495	$—	$48,546	$—
Cost of product sales	2,359	—	5,019	—
Operating expenses:
Selling, general and administrative	27,170	13,054	76,082	34,077
Research and development	8,503	8,558	29,788	25,164
Restructuring costs	1	(11)	4	1,366

Total operating expenses	35,674	21,601	105,874	60,607

Loss from operations	(13,538)	(21,601)	(62,347)	(60,607)
Interest expense, net	(90)	(159)	(453)	(775)
Other expense, net	(41)	(39)	(211)	(883)

Net loss before provision for income taxes	(13,669)	(21,799)	(63,011)	(62,265)
Provision for income taxes	(183)	—	(347)	—

Net loss	$(13,852)	$(21,799)	$(63,358)	$(62,265)

Net loss per common share - basic and diluted	$(0.47)	$(0.86)	$(2.19)	$(2.64)

Weighted-average shares outstanding - basic and diluted	29,296	25,418	28,883	23,563

Aegerion Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(In 000s)	December 31, 2013	December 31, 2012
Cash, cash equivalents and marketable securities	$126,231	$82,177
Accounts receivable	7,572	—
Inventories	1,640	—
Prepaid expenses and other current assets	5,071	1,571
Restricted cash	—	105
Property and equipment, net	1,654	1,143
Other assets	164	93

Total assets	$142,332	$85,089

Accounts payable and accrued liabilities	$21,266	$13,904
Current portion of long-term debt	3,578	3,022
Long-term debt	4,011	7,589
Other noncurrent liabilities	445	173

Total liabilities	29,300	24,688
Total stockholders’ equity	113,032	60,401

Total liabilities and stockholders’ equity	$142,332	$85,089

Aegerion Pharmaceuticals, Inc.

Reconciliation of GAAP to Non-GAAP Financial Information

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In 000s)	2013	2012	2013	2012
Net loss reconciliation:
GAAP net loss	$(13,852)	$(21,799)	$(63,358)	$(62,265)
Stock based compensation	9,895	3,812	27,650	11,735

Non-GAAP net loss	$(3,957)	$(17,987)	$(35,708)	$(50,530)

GAAP net loss per common share - basic and diluted	$(0.47)	$(0.86)	$(2.19)	$(2.64)

Non-GAAP net loss per common share - basic and diluted	$(0.14)	$(0.71)	$(1.24)	$(2.14)

GAAP and Non-GAAP weighted-average shares outstanding - basic and diluted	29,296	25,418	28,883	23,563

Selling, general and administrative reconciliation:
GAAP selling, general and administrative	$27,170	$13,054	$76,082	$34,077
Stock based compensation	(8,571)	(2,958)	(20,404)	(8,335)

Non-GAAP selling, general and administrative	$18,599	$10,096	$55,678	$25,742

Research and development reconciliation:
GAAP research and development	$8,503	$8,558	$29,788	$25,164
Stock based compensation	(1,324)	(854)	(7,246)	(2,306)

Non-GAAP research and development	$7,179	$7,704	$22,542	$22,858

Restructuring costs reconciliation:
GAAP restructuring costs	$1	$(11)	$4	$1,366
Stock based compensation	—	—	—	(1,094)

Non-GAAP restructuring costs	$1	$(11)	$4	$272